Exhibit 99.1

Marathon Patent Group Announces 2020 Fiscal First Quarter Financial Results

LAS VEGAS, May 14, 2020 (GLOBE NEWSWIRE) -- Marathon Patent Group, Inc. (NASDAQ:MARA) (“Marathon” or “Company”), today announced its operating results for the three months ended March 31, 2020. The Company anticipates filing its Form 10-Q with the Securities and Exchange Commission later today.

Summary of Operating Results for the Quarter Ended March 31, 2020

●	Reported revenues of $592,487 during the three months ended March 31, 2020 as compared to $230,694 during the three months ended March 31, 2019, an increase of 157% over the same period in 2019.
●	Operating loss was approximately $1.1 million (inclusive of non-cash expenses) for the quarter ended March 31, 2020 compared to an operating loss of approximately $1 million (inclusive of non-cash expenses) for the quarter ended March 31, 2019.
●	Per share net loss improved to $(0.12) per basic and diluted share for the quarter ended March 31, 2020 compared to $(0.16) the quarter ended March 31, 2019.
●	Net cash used in operating activities was approximately $1.1 million in the quarter ended March 31, 2020, compared to approximately $0.8 million for the first quarter in 2019.
●	The Company had approximately $0.5 million of cash and cash equivalents as of March 31, 2020. Subsequently, the company raised $5.5mm from our effective ATM, purchased $3mm of new mining equipment and has $2.3mm cash on hand.

Merrick Okamoto, Chief Executive Officer, stated, “While we are pleased to have seen improved financial performance in the quarter on a year over year basis, it is recent initiatives that we believe have positioned us for potential accelerated growth going forward. In the last week, we announced the purchase of 1,360 next generation miners. Our mining production will produce 2.8x the petahash of our previous miners and dramatically lower our breakeven costs.”

Okamoto continued, “The combined purchase is another step supporting the Company’s recent strategic initiatives focused on expanding its bitcoin mining operations.  Marathon anticipates that the 700 M30S+ miners will be deployed in June of 2020 and the S19 Pro’s in late July. When all 1,360 miners are fully deployed, Marathon estimates its aggregate operating hash rate will be approximately 129 petahash per second (“PH/s”).”

Investor Notice

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward-looking statements described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2019. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future. Lastly, with the current worldwide situation caused by COVID-19, there can be no assurances as to when we may see any recovery in the bitcoin market, and if so, whether any recovery might be significant.

Forward-Looking Statements

Statements made in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

CONTACT INFORMATION

Name: Jason Assad
Phone: 678-570-6791
Email: Jason@marathonpg.com

MARATHON PATENT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$474,546	$692,963
Digital currencies	2,892	1,141
Accounts receivable - net of allowance for bad debt of $0 for March 31, 2020	117,811	-
Prepaid expenses and other current assets	908,348	800,024
Total current assets	1,503,597	1,494,128

Other assets:
Property and equipment, net of accumulated depreciation and impairment charges of $6,220,792 and $6,157,786 for March 31, 2020 and December 31, 2019, respectively	2,835,563	3,754,969
Right-of-use assets	273,173	297,287
Intangible assets, net of accumulated amortization of $154,216 and $136,422 for March 31, 2020 and December 31, 2019, respectively	1,055,784	1,073,578
Total other assets	4,164,520	5,125,834
TOTAL ASSETS	$5,668,117	$6,619,962

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$1,312,159	$1,238,197
Mining servers payable	-	513,700
Current portion of lease liability	89,054	87,959
Warrant liability	3,062	12,849
Total current liabilities	1,404,275	1,852,705
Long-term liabilities
Convertible notes payable	999,106	999,106
Lease liability	95,018	120,479
Total long-term liabilities	1,094,124	1,119,585
Total liabilities	2,498,399	2,972,290

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized, no shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	-	-
Common stock, $0.0001 par value; 200,000,000 shares authorized; 9,212,106 and 8,458,781 issued and outstanding at March 31, 2020 and December 31, 2019, respectively	922	846
Additional paid-in capital	110,284,952	109,705,051
Accumulated other comprehensive loss	(450,719)	(450,719)
Accumulated deficit	(106,665,437)	(105,607,506)
Total stockholders’ equity	3,169,718	3,647,672
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,668,117	$6,619,962

MARATHON PATENT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	For the Three Months Ended
	March 31,
	2020	2019
Revenues
Cryptocurrency mining revenue	$592,487	$230,694
Total revenues	592,487	230,694

Operating costs and expenses
Cost of revenue	1,153,241	508,640
Compensation and related taxes	233,657	486,687
Consulting fees	41,812	20,000
Professional fees	146,642	85,033
General and administrative	108,937	115,243
Total operating expenses	1,684,289	1,215,603
Operating loss	(1,091,802)	(984,909)
Other income (expenses)
Other income (expenses)	106,408	(9,437)
Foreign exchange loss	-	(11,873)
Realized loss on sale of digital currencies	(4,222)	(608)
Change in fair value of warrant liability	9,787	(37,734)
Change in fair value of mining payable	(66,547)	-
Interest income	1,880	12,016
Interest expense	(13,435)	(12,317)
Total other income (expenses)	33,871	(59,953)
Loss before income taxes	$(1,057,931)	$(1,044,862)
Income tax expense	-	-
Net loss	$(1,057,931)	$(1,044,862)

Net loss per share, basic and diluted:	$(0.12)	$(0.16)
Weighted average shares outstanding, basic and diluted:	8,655,525	6,338,418

Net loss	$(1,057,931)	$(1,044,862)
Other comprehensive income:
Unrealized gain on foreign currency translation	-	-
Comprehensive loss attributable to Marathon Patent Group, Inc.	$(1,057,931)	$(1,044,862)

MARATHON PATENT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Number	Amount	Number	Amount	Capital	Deficit	Loss	Equity
Balance as of December 31, 2019	-	$-	8,458,781	$846	$109,705,051	$(105,607,506)	$(450,719)	$3,647,672
Stock based compensation	-	-	-	-	23,238	-	-	23,238
Issuance of common stock, net of offering costs/At-the-market offering	-	-	403,075	41	385,076	-	-	385,117
Common stock issued for purchase of mining servers	-	-	350,250	35	171,587	-	-	171,622
Net loss	-	-	-	-	-	(1,057,931)	-	(1,057,931)
Balance as of March 31, 2020	-	$-	9,212,106	$922	$110,284,952	$(106,665,437)	$(450,719)	$3,169,718

MARATHON PATENT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Months Ended
	March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,057,931)	$(1,044,862)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	510,781	137,361
Amortization of patents and website	17,794	17,794
Realized loss on sale of digital currencies	4,222	608
Change in fair value of warrant liability	(9,787)	37,734
Change in fair value of mining payable	66,547	-
Stock based compensation	23,238	282,180
Amortization of right-of-use assets	24,114	21,795
Changes in operating assets and liabilities:
Accounts receivables	(117,811)	-
Digital currencies	(474,676)	(230,694)
Lease liability	(24,365)	(21,441)
Prepaid expenses and other assets	(108,324)	55,364
Accounts payable and accrued expenses	73,961	(66,975)
Net cash used in operating activities	(1,072,237)	(811,136)
CASH FLOWS FROM INVESTING ACTIVITIES
Sale of digital currencies	468,703	224,449
Net cash provided by investing activities	468,703	224,449
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock/At-the-market offering	401,891	-
Offering costs for the issuance of common stock/At-the-market offering	(16,774)	-
Net cash provided by financing activities	385,117	-

Net decrease in cash and cash equivalents	(218,417)	(586,687)
Cash and cash equivalents — beginning of period	692,963	2,551,171
Cash and cash equivalents — end of period	$474,546	$1,964,484

Supplemental schedule of non-cash investing and financing activities:
Par value adjustment due to reverse split	$-	$1
Common stock issued for purchase of mining servers	$171,622	$-
Reduction of share commitment for purchase of mining servers	$408,625